EXHIBIT 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY REPORTS RESULTS FOR THIRD QUARTER OF 2008

•	Company reports net income of $88.0 million, or $1.40 per diluted share

•	Adjusted net income of $1.20 per diluted share

•	Discretionary cash flow of $193.2 million

•	Reported production of 27.7 BCFE slightly lower than guidance due to impact of Hurricanes Ike and Gustav; pro forma hurricane-adjusted production would have been within guidance of 28.0 – 29.0 BCFE

•
Strong financial position with 31% debt-to-book capitalization ratio at quarter end; borrowing base on credit facility recently redetermined at $1.4 billion with a $500 million commitment amount, of which $170 million was drawn at end of period

DENVER, November 3, 2008 – St. Mary Land & Exploration Company (NYSE: SM) today reports financial results from the third quarter of 2008 and provides a brief update of its financial condition.

MANAGEMENT COMMENTARY

Tony Best, President and CEO, commented, “The third quarter was a challenging quarter for the E&P industry.  Declining commodity prices, disruptions from hurricanes in the Gulf of Mexico, and financial turmoil caused issues for many companies in our sector.  I am pleased with how well St. Mary has weathered these events.  We finished the quarter well capitalized with dry powder available to us to pursue future opportunities.”

THIRD QUARTER 2008 RESULTS

Earnings for the third quarter of 2008 were $88.0 million or $1.40 per diluted share, compared to $57.7 million or $0.89 per diluted share, for the same period in 2007.  Adjusted net income for the quarter, which adjusts for significant non-recurring and non-cash items, was $75.4 million or $1.20 per diluted share, versus $57.8 million or $0.89 per diluted share, for the third quarter of 2007.  A summary of the adjustments made to arrive at adjusted net income is presented in the table below.

	For the Three Months Ended September 30,
	2008		2007
Weighted-average diluted share count (in millions)		63.1		64.7

	$ in millions	Per Diluted Share	$ in millions	Per Diluted Share
Reported net income	$88.0	$1.40	$57.7	$0.89

After-tax adjustments
Change in Net Profits Plan liability	($22.1)	($0.35)	$2.0	$0.03
Unrealized derivative gain	(2.8)	(0.04)	(1.8)	(0.03)
Loss on sale of proved properties	3.2	0.05	-	-
Loss on insurance settlement	0.4	0.01	-	-
Bad debt expense associated with SemGroup, L.P.	4.2	0.07	-	-
Loss related to hurricanes	4.4	0.07	-	-

Adjusted net income	$75.4	$1.20	$57.8	$0.89

NOTE: Totals may not add due to rounding

Discretionary cash flow increased to $193.2 million for the third quarter of 2008 from $158.9 million in the same period of the preceding year.  Net cash provided by operating activities increased to $252.0 million for the third quarter of 2008 from $191.7 million in the same period in 2007.  The increase year over year for both of these metrics is primarily attributable to higher price realizations on oil and natural gas sales during the third quarter of 2008.

Adjusted net income and discretionary cash flow are non-GAAP financial measures – please refer to the respective reconciliation in the accompanying Financial Highlights section at the end of this release.

Production for the third quarter of 2008 was negatively affected by production disruptions caused by Hurricanes Gustav and Ike.  Additionally, the Company did not have the production benefit in the third quarter of 2008 of non-strategic properties that were divested in January of 2008.  Below is a summary table comparing production for the third quarters of 2008 and 2007.

	For the Three Months Ended September,
	2008	2007	Change	% Change
(Production in BCFE)

Production from retained properties	27.7	26.2	1.5	6%
Production from sold properties	-	1.3	(1.3)	-100%
Total reported production	27.7	27.5	0.2	1%

Estimated impact from hurricanes	0.8

Pro forma production	28.5	27.5	1.0	4%

St. Mary’s reported production came in slightly below the guidance range of 28.0 to 29.0 BCFE, although the Company estimates it would have been at the mid-point of guidance if not for the impact of the hurricanes.  The Company’s oil and gas production growth on retained properties year over year is being driven by development of the Cotton Valley and James Lime programs in the ArkLaTex region, drilling in the horizontal Woodford shale program in eastern Oklahoma, drilling in the Wolfberry tight oil program in West Texas, successful offshore activities in the Gulf Coast region, and the acquisition and subsequent development of Olmos shallow gas assets in South Texas.

As mentioned above, the Company’s production was disrupted during the quarter by Hurricanes Gustav and Ike.  The former impacted production primarily in South Louisiana, including St. Mary’s fee properties in St. Mary Parish, by damaging electrical infrastructure in the area.  The latter storm impacted properties in the central Gulf of Mexico, including the Galveston Bay area.  Additionally, some gas plants that process Company gas production in the Permian Basin were restricted due to damage to electrical infrastructure and fractionation facilities along the Gulf Coast.  These limitations caused St. Mary to shut-in a portion of its Permian Basin production.  Production in the Permian has been restored, and the Company and its operating partners are currently working to restore production in the greater Gulf Coast and Gulf of Mexico.  Currently, the Company estimates that roughly five percent of its pre-hurricane production is still shut-in.   Several St. Mary properties were impacted by Hurricane Ike, which struck the Texas Gulf Coast late in the third quarter of 2008.  The Company’s operated platform at Vermilion 281 was toppled and lost during the storm and production facilities at Goat Island in Galveston Bay were destroyed.  Reserves and production associated with these properties were not material to the financial position of the Company.  Net of insurance proceeds that are expected to be received, the Company recognized a loss of $7.0 million related to the remediation and repair work, which is included in the line Other Expense in the consolidated statement of operations included at the end of this release.

Revenues for the quarter were $324.1 million compared to $246.7 million for the same period in 2007.  Average prices, excluding hedging activities, were $9.96 per Mcf and $111.97 per barrel during the quarter.  These prices were 67% and 56% higher, respectively, than the third quarter of 2007.  Average realized prices, inclusive of hedging activities, were $9.51 per Mcf and $83.30 per barrel in the third quarter of 2008, which is an increase of 35% and 23%, respectively, from the same period a year ago.  In the third quarter of 2008, the Company’s average equivalent price per MCFE, net of hedging, was $11.01 per MCFE, which is an increase of 27% from the $8.69 per MCFE realized in the comparable period in 2007.

Lease operating expense increased 17% or $0.23 per MCFE between the third quarters of 2007 and 2008 to $1.57 per MCFE.  This amount is slightly above the Company’s lease operating expense guidance, however it should be noted that as a result of the hurricane disruptions there were fewer MCFE of production to cover fixed operating costs.  Recurring lease operating costs were up approximately 15% or $0.18 per MCFE year over year.  The increase in this expense is a result of stronger commodity prices and high levels of activity over the last twelve months.  Services that utilize fuel have seen meaningful increases in cost, and vendors have raised prices in this environment where oilfield supplies and services are limited in availability.  Workover expense increased by approximately $1.6 million year over year, due to major workovers performed on two wells at Constitution Field offset by less workover activity in the Rocky Mountain region.

Transportation expense doubled in the third quarter of 2008 to $0.24 per MCFE from $0.12 per MCFE a year ago.  The increase is being driven primarily by the change in asset composition, and the associated transportation arrangements, in the Gulf Coast and ArkLaTex regions. The acquisition and subsequent development of onshore properties in South Texas in the second half of 2007 significantly changed the asset mix in the Gulf Coast toward properties that have higher pricing at the well head and which also have higher per unit transportation costs.  Transportation costs have also increased in the ArkLaTex region for similar reasons as the Company has developed assets in areas with different transportation arrangements than existed in areas where St. Mary has historically operated.

Significant commodity price increases for both oil and natural gas resulted in a 50% increase in production taxes between the third quarters of 2008 and 2007.  Production taxes for the third quarter were $0.81 per MCFE, which was below guidance as a result of lower than forecasted commodity prices throughout the quarter.

General and administrative expense for the third quarter of 2008 was $0.87 per MCFE, representing a 50% increase from the $0.58 per MCFE recognized in the comparable quarter a year ago.  The significant increase year over year is due primarily to compensation-related costs associated with increased headcount.  Costs associated with headcount, such as salary and accrued bonus, benefits, and office space, have continued to push general and administrative costs higher.  Increases in commodity prices between the periods also led to larger cash payments to participants in the Net Profits Plan.  Results for the third quarter of 2008 were above guidance on a per MCFE basis.  Part of this is attributable to lower than forecasted production volumes to cover the largely fixed portion of the Company’s general and administrative cost base.

Additionally, certain general and administrative costs are tied to the Company’s profitability, which was better than initially forecasted when guidance was provided.

Depletion and depreciation expense increased to $2.61 per MCFE in the third quarter of 2008 from $2.15 per MCFE in the comparable period in 2007.  Depletion and depreciation expense reflects the higher finding cost environment experienced by St. Mary and others in the industry in recent years.  Depletion and depreciation expense was lower than guidance in part because of shut-in production related to the hurricanes late in the quarter.  The depletion pools in the Gulf Coast generally have higher DD&A rates per MCFE due to the higher finding costs associated with high production rate, short-lived wells.  These depletion pools also have higher DD&A rates than the Company’s average DD&A rate.  As a result, the curtailment of production in the Gulf Coast lowered the depreciation and depletion rate for the quarter.

St. Mary recognized $6.7 million in bad debt expense before income taxes in the third quarter of 2008 as a result of the bankruptcy of SemGroup L.P. which occurred in July of 2008.  Including bad debt expense recorded last quarter, the Company has established an allowance of $16.6 million for the amounts owed by this purchaser.  No further amounts are anticipated to be reserved going forward for SemGroup L.P., and the Company continues to pursue collection of the amounts owed.

The third quarter of 2008 saw St. Mary recognize a pre-tax non-cash benefit of $34.9 million as a result of the decrease in the Net Profits Plan liability.  The Net Profits Plan liability decreased during the quarter as a result of the significant decrease in forecasted oil and natural gas prices from June 30, 2008 to September 30, 2008.  This liability is a significant management estimate and is highly sensitive to a number of assumptions including future commodity prices, production rates, and operating costs.

FINANCIAL POSITION AND LIQUIDITY

As of September 30, 2008, St. Mary had total long-term debt of $457.5 million, comprised of $287.5 million in 3.50% Senior Convertible Notes and $170.0 million drawn under our existing long-term credit facility.  The Company’s debt-to-book capitalization ratio was 31% as of the end of the quarter.  The long-term credit facility requires compliance with two financial covenants; a leverage to trailing EBITDA limit and a minimum modified current ratio multiple.  St. Mary was comfortably in compliance with both covenants at quarter end.

The borrowing base for the long-term credit facility was redetermined by St. Mary’s bank group on October 1, 2008, at an amount of $1.4 billion.  The bank group is comprised of 11 banks, led by Wachovia and Wells Fargo.  St. Mary has experienced no issues utilizing the credit facility.  The Company has elected a commitment amount of $500 million at this time given its expected near term liquidity needs.

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference call to discuss third quarter 2008 earnings results on Tuesday, November 4, 2008, at 8:00 am (Mountain Time).  The call participation number is 888-424-5231.  A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day through November 18, 2008, at 800-642-1687, conference number 64688856.  International participants can dial 706-634-6088 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number 64688856.  In addition, the call will be broadcast live at St. Mary’s website at www.stmaryland.com and the press release will be available before the call at www.stmaryland.com under “News – Press Releases.”  An audio recording of the conference call will be available at that site through November 18, 2008.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with our hedging strategy, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2007 Annual Report on Form 10-K/A and subsequent quarterly reports on Form 10-Q filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2008
(Unaudited)
Production Data	For the Three Months			For the Nine Months
	Ended September 30,			Ended September 30,
	2008	2007	Percent Change	2008	2007	Percent Change

Average realized sales price, before hedging:
Oil (per Bbl)	$111.97	$71.68	56%	$108.04	$61.97	74%
Gas (per Mcf)	$9.96	$5.98	67%	$9.78	$6.63	48%

Average realized sales price, net of hedging:
Oil (per Bbl)	$83.30	$67.56	23%	$82.61	$60.18	37%
Gas (per Mcf)	$9.51	$7.03	35%	$9.39	$7.57	24%

Production:
Oil (MMBbls)	1.6	1.8	-12%	4.9	5.2	-6%
Gas (Bcf)	18.2	16.7	9%	55.2	47.7	16%
BCFE (6:1)	27.7	27.5	1%	84.6	79.0	7%

Daily production:
Oil (MBbls per day)	17.2	19.5	-12%	17.9	19.1	-6%
Gas (MMcf per day)	198.0	181.2	9%	201.6	174.9	15%
MMCFE per day (6:1)	301.2	298.4	1%	308.8	289.2	7%

Margin analysis per MCFE:
Average realized sales price, before hedging	$12.94	$8.32	56%	$12.63	$8.08	56%

Average realized sales price, net of hedging	$11.01	$8.69	27%	$10.91	$8.54	28%
Lease operating expense	1.57	1.34	17%	1.41	1.30	8%
Transportation	0.24	0.12	100%	0.19	0.15	27%
Production taxes	0.81	0.54	50%	0.83	0.55	51%
General and administrative	0.87	0.58	50%	0.79	0.57	39%
Operating margin	$7.52	$6.11	23%	$7.69	$5.97	29%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$2.61	$2.15	21%	$2.59	$2.06	26%

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2008
(Unaudited)
Consolidated Statements of Operations
(In thousands, except per share amounts)	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Operating revenues and other income:
Oil and gas production revenue	$358,508	$228,497	$1,068,901	$638,357
Realized oil and gas hedge gain (loss)	(53,491)	10,173	(145,837)	36,160
Marketed gas system revenue	24,219	7,414	65,415	31,240
Gain (loss) on sale of proved properties	(4,992)	-	54,063	-
Other revenue	(156)	603	590	9,090
Total operating revenues and other income	324,088	246,687	1,043,132	714,847

Operating expenses:
Oil and gas production expense	72,724	54,970	205,825	157,618
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	72,362	59,061	219,070	162,677
Exploration	10,669	12,562	42,378	42,655
Impairment of proved properties	564	-	10,130	-
Abandonment and impairment of unproved properties	1,231	937	4,295	3,886
General and administrative	24,145	15,805	67,149	44,962
Bad debt expense	6,650	-	16,592	-
Change in Net Profits Plan liability	(34,867)	3,143	46,901	6,948
Marketed gas system expense	22,960	7,278	60,918	29,454
Unrealized derivative (gain) loss	(4,429)	(2,880)	802	2,224
Other expense	7,753	460	9,155	1,577
Total operating expenses	179,762	151,336	683,215	452,001

Income from operations	144,326	95,351	359,917	262,846

Nonoperating income (expense):
Interest income	239	355	395	612
Interest expense	(5,359)	(4,082)	(15,858)	(13,885)

Income before income taxes	139,206	91,624	344,454	249,573
Income tax expense	(51,159)	(33,971)	(126,861)	(92,735)

Net income	$88,047	$57,653	$217,593	$156,838

Basic weighted-average common shares outstanding	62,187	63,424	62,254	61,364

Diluted weighted-average common shares outstanding	63,078	64,727	63,327	64,917

Basic net income per common share	$1.42	$0.91	$3.50	$2.56

Diluted net income per common share	$1.40	$0.89	$3.44	$2.43

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2008
(Unaudited)
Consolidated Balance Sheets
(In thousands, except share amounts)	September 30,	December 31,
ASSETS	2008	2007
Current assets:
Cash and cash equivalents	$5,396	$43,510
Short-term investments	1,012	1,173
Accounts receivable, net of allowance for doubtful accounts
of $16,739 in 2008 and $152 in 2007	182,598	159,149
Refundable income taxes	4,583	933
Prepaid expenses and other	18,598	14,129
Accrued derivative asset	48,155	17,836
Deferred income taxes	26,187	33,211
Total current assets	286,529	269,941

Property and equipment (successful efforts method), at cost:
Proved oil and gas properties	3,134,922	2,721,229
Less - accumulated depletion, depreciation, and amortization	(927,895)	(804,785)
Unproved oil and gas properties, net of impairment allowance
of $9,903 in 2008 and $10,319 in 2007	166,916	134,386
Wells in progress	149,009	137,417
Oil and gas properties held for sale less accumulated depletion,
depreciation, and amortization	25,653	76,921
Other property and equipment, net of accumulated depreciation
of $13,154 in 2008 and $11,549 in 2007	9,959	9,230
	2,558,564	2,274,398

Other noncurrent assets:
Goodwill	9,452	9,452
Accrued derivative asset	6,934	5,483
Other noncurrent assets	12,049	12,406
Total other noncurrent assets	28,435	27,341

Total Assets	$2,873,528	$2,571,680

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$348,549	$254,918
Accrued derivative liability	118,314	97,627
Deposit associated with oil and gas properties held for sale	-	10,000
Total current liabilities	466,863	362,545

Noncurrent liabilities:
Long-term credit facility	170,000	285,000
Senior convertible notes	287,500	287,500
Asset retirement obligation	101,346	96,432
Asset retirement obligation associated with oil and gas
properties held for sale	4,087	8,744
Net Profits Plan liability	258,307	211,406
Deferred income taxes	343,046	257,603
Accrued derivative liability	224,870	190,262
Other noncurrent liabilities	8,599	8,843
Total noncurrent liabilities	1,397,755	1,345,790

Stockholders' equity:
Common stock, $0.01 par value: authorized - 200,000,000 shares;
issued: 62,360,826 shares in 2008 and 64,010,832 shares
in 2007; outstanding, net of treasury shares: 62,183,839 shares
in 2008 and 63,001,120 shares in 2007	624	640
Additional paid-in capital	91,503	170,070
Treasury stock, at cost: 176,987 shares in 2008 and 1,009,712
shares in 2007	(2,011)	(29,049)
Retained earnings	1,090,059	878,652
Accumulated other comprehensive loss	(171,265)	(156,968)
Total stockholders' equity	1,008,910	863,345

Total Liabilities and Stockholders' Equity	$2,873,528	$2,571,680

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2008
(Unaudited)
Consolidated Statements of Cash Flows
(In thousands)	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Cash flows from operating activities:	2008	2007	2008	2007
Reconciliation of net income to net cash provided
by operating activities:
Net income	$88,047	$57,653	$217,593	$156,838
Adjustments to reconcile net income to net cash
provided by operating activities:
Loss related to hurricanes	6,980	-	6,980	-
(Gain) loss on insurance settlement	640	(15)	1,600	(6,340)
(Gain) loss on sale of proved properties	4,992	-	(54,063)	-
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	72,362	59,061	219,070	162,677
Bad debt expense	6,650	-	16,592	-
Exploratory dry hole (benefit) expense	(23)	1,494	6,583	12,714
Impairment of proved properties	564	-	10,130	-
Abandonment and impairment of unproved properties	1,231	937	4,295	3,886
Unrealized derivative (gain) loss	(4,429)	(2,880)	802	2,224
Change in Net Profits Plan liability	(34,867)	3,143	46,901	6,948
Stock-based compensation expense (1)	3,420	2,327	10,477	8,606
Deferred income taxes	45,235	26,832	101,231	79,289
Other	(4,262)	(2,472)	(3,496)	(5,168)
Changes in current assets and liabilities:
Accounts receivable	32,399	(12,715)	(39,455)	(208)
Refundable income taxes	5,271	3,812	(3,650)	4,587
Prepaid expenses and other	8,599	33,155	2,029	28,035
Accounts payable and accrued expenses	19,913	25,225	34,763	27,552
Excess tax benefit from the exercise of stock options	(716)	(3,896)	(10,281)	(7,658)
Net cash provided by operating activities	252,006	191,661	568,101	473,982

Cash flows from investing activities:
Proceeds from insurance settlement	-	15	-	7,064
Proceeds from sale of oil and gas properties	606	-	155,203	324
Capital expenditures	(165,245)	(221,128)	(494,492)	(500,111)
Acquisition of oil and gas properties	(20,506)	(1,600)	(83,433)	(32,650)
Deposits for acquisition of oil and gas assets	-	(15,310)	-	(15,310)
Deposits to short-term investments	(12)	(15)	161	(1,153)
Receipts from short-term investments	-	-	-	1,450
Deposits to restricted cash	25,266	-	-	-
Other	3	12	(9,984)	29
Net cash used in investing activities	(159,888)	(238,026)	(432,545)	(540,357)

Cash flows from financing activities:
Proceeds from credit facility	194,000	261,000	832,000	553,914
Repayment of credit facility	(319,000)	(202,000)	(947,000)	(732,914)
Repayment of short-term note payable	-	-	-	(4,469)
Excess tax benefit from the exercise of stock options	716	3,896	10,281	7,658
Net proceeds from issuance of senior convertible debt	-	(530)	-	280,664
Proceeds from sale of common stock	643	964	11,327	6,342
Repurchase of common stock	-	(25,904)	(77,202)	(25,904)
Dividends paid	-	-	(3,076)	(3,140)
Net cash provided by (used in) financing activities	(123,641)	37,426	(173,670)	82,151

Net change in cash and cash equivalents	(31,523)	(8,939)	(38,114)	15,776
Cash and cash equivalents at beginning of period	36,919	26,179	43,510	1,464
Cash and cash equivalents at end of period	$5,396	$17,240	$5,396	$17,240

(1) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the consolidated statements of operations. During the three-month periods ended September 30, 2008, and 2007, respectively, approximately $1.7 million and $700,000 of stock-based compensation expense was included in exploration expense. During the nine-month periods ended September 30, 2008, and 2007, respectively, approximately $3.8 million and $2.6 million of stock-based compensation expense was included in exploration expense. During the three-month periods ended September 30, 2008, and 2007, respectively, approximately $1.8 million and $1.7 million of stock-based compensation expense was included in general and administrative expense. During the nine-monthperiods ended September 30, 2008, and 2007, respectively, approximately
$6.7 million and $6.0 million of stock-based compensation expense was included in general and administrative expense.

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2008
(Unaudited)
Adjusted Net Income
(In thousands, except per share data)

Reconciliation of Net Income (GAAP)	For the Three Months		For the Nine Months
to Adjusted Net Income (Non-GAAP):	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Reported Net Income (GAAP)	$88,047	$57,653	$217,593	$156,838

Change in Net Profits Plan liability	(34,867)	3,143	46,901	6,948
Unrealized derivative (gain) loss	(4,429)	(2,880)	802	2,224
(Gain) loss on sale of proved properties	4,992	-	(54,063)	-
(Gain) loss on insurance settlement (2)	640	(15)	1,600	(6,340)
Bad debt expense associated with SemGroup, L.P.	6,692	-	16,640	-
Loss related to hurricanes (3)	6,980	-	6,980	-

Total of Adjustments	(19,992)	248	18,860	2,832

Tax effect on adjustments	7,347	(92)	(6,946)	(1,052)

Adjusted Net Income (Non-GAAP) (4)	$75,402	$57,809	$229,507	$158,618

Adjusted Net Income Per Share (Non-GAAP)
Basic	$1.21	$0.91	$3.69	$2.58
Diluted	$1.20	$0.89	$3.62	$2.46

Average Number of Shares Outstanding
Basic	62,187	63,424	62,254	61,364
Diluted	63,078	64,727	63,327	64,917

(2) The (gain) loss on insurance settlement is included within line item other revenue on the consolidated statements of operations.

(3) The loss related to hurricanes is included within line item other expense on the consolidated statements of operations.

(4) Adjusted net income is calculated as net income adjusted for significant non-cash and non-recurring items. Examples of non-cash charges include changes in the Net Profits Plan liability, unusual and non-recurring bad debt expense, and unrealized derivative gains and losses. Examples of non-recurring items include gains and losses from sales of proved properties, gains and losses on insurance settlements, and losses related to hurricanes. the non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of St. Mary's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the evaluation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2008
(Unaudited)
Discretionary Cash Flow
(In thousands)

Reconciliation of Net Cash Provided by Operating Activities	For the Three Months		For the Nine Months
(GAAP) to Discretionary Cash Flow (Non-GAAP):	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Net cash provided by operating activities (GAAP)	$252,006	$191,661	$568,101	$473,982

Exploration	10,669	12,562	42,378	42,655
Less: Exploratory dry hole benefit (expense)	23	(1,494)	(6,583)	(12,714)
Less: Stock-based compensation expense included in exploration	(1,665)	(726)	(3,807)	(2,615)
Other	4,262	2,472	3,496	5,168
Bad debt expense	(6,650)	-	(16,592)	-
Changes in current assets and liabilities	(65,466)	(45,581)	16,594	(52,308)

Discretionary cash flow (Non-GAAP) (5)	$193,179	$158,894	$603,587	$454,168

(5) Discretionary cash flow is computed as net income adjusted for (gain) loss on insurance settlement, (gain) loss on sale of proved properties, depreciation, depletion, amortization, asset retirement obligation liability accretion, impairments, deferred taxes, exploration (benefit) expense, stock-based compensation expense, change in Net Profits Plan liability, loss related to hurricanes, and the effect of unrealized derivative (gain) loss.
The non-GAAP measure of discretionary cash flow is presented since management believes that it provides useful additional information to investors for analysis of St. Mary's ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolationor as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP.
Since discretionary cash flow excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.
See the Consolidated Statements of Cash Flows herein for more detailed cash flow information.